Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Whom It May Concern:

We hereby consent to the use in the Registration Statement on Form S-4, of Seaport Global Acquisition II Corp., that was filed on September 22, 2023,  of our Report of Independent Registered Public Accounting Firm, dated April 20, 2023, on the consolidated balance sheets of American Battery Materials, Inc. (formerly BoxScore Brands, Inc.), as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the years then ended, which appear in such Registration Statement.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

September 22, 2023